Exhibit 19

ROIVANT SCIENCES LTD.

INSIDER TRADING POLICY

Effective as of May 28, 2025

1.	Introduction

This Insider Trading Policy (this “Policy”) determines acceptable transactions in the securities of Roivant Sciences Ltd. (“Roivant”) by directors, executive officers and employees (collectively, “personnel”) of Roivant and its controlled affiliates (each, a “Controlled Affiliate” and, together with Roivant, the “Company”). In addition, to the extent that Roivant has Controlled Affiliates that have publicly traded securities (each such Controlled Affiliate, a “Roivant Group Company” and, together with Roivant, the “Roivant Group Companies”), this Policy determines acceptable transactions in the securities of such Roivant Group Company, in conjunction with the insider trading policy of such Roivant Group Company.

All Company personnel are required to comply with the provisions of this Policy. To the extent Company personnel are employed by a Roivant Group Company, they are also required to comply with the provisions of the insider trading policy of such Roivant Group Company. In the event of any conflict between this Policy and the terms of the insider trading policy of a Roivant Group Company regarding trading in Roivant securities, this Policy shall control unless otherwise specified below.

Additionally, because of their access to confidential information on a regular basis, this Policy subjects certain of the Company’s directors, executive officers and employees to additional restrictions on trading in securities of Roivant Group Companies, as discussed herein. Directors, executive officers and employees with inside knowledge of material information may also be subject to ad hoc restrictions on trading from time to time.

During the course of your directorship, officership or employment with the Company, you may receive material information that is not yet publicly available about the Roivant Group Companies or other publicly-traded companies with which the Company has business dealings (“inside information”). Inside information can include confidential information received from third parties in the course of such third parties exploring business opportunities with the Company.

Compliance with the terms of this Policy is essential to protect both the Company and Company personnel from legal penalties, fines and other potential sanctions, including imprisonment. Any Company personnel who are found to have violated this Policy will be subject to disciplinary action, up to and including termination, in addition to civil or criminal sanctions that may be imposed by governmental authorities and other parties.

If you have any questions about this Policy, or whether a particular action is permissible under this Policy, you should not hesitate to contact Roivant’s General Counsel or another member of the Roivant legal department in advance of taking that particular action.

2.	Insider Trading Policy

(a)       General Rule

The only transactions by Company personnel in securities of Roivant Group Companies that are permissible are:

•	transactions conducted in accordance with this Policy; or

•	transactions directly with the Roivant Group Companies (e.g., option exercises for cash under the equity incentive plans of Roivant Group Companies).

(b)       Covered Securities Transactions

You are required to comply with the following requirements under this Policy:

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Trading Generally. It is always illegal to, and it is a violation of this Policy for you to, buy, sell or otherwise transact in securities of Roivant Group Companies or any other publicly traded company with which we have dealings while in possession of material non-public information about such company.

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Tipping. It is also illegal to, and it is a violation of this Policy for you to, communicate or “tip” such information to others who do not have a legitimate business need to receive such information. You can be held liable both for your own transactions and for transactions effected by a so-called “tippee” (or even further attenuated transactions – e.g., a tippee of a tippee).

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Hedging and Derivatives. Company personnel are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars or other derivatives) that are designed to hedge against or speculate on any change in the market value of Roivant’s equity securities. Company personnel are also prohibited from short selling Roivant’s securities. These prohibitions apply at all times, even during the Window.

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Trading in options or other derivatives is generally highly speculative and can be very risky. People who buy options are often betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion in the eyes of the Securities and Exchange Commission (the “SEC”) or other regulators that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or other major event. It is often difficult for a director, executive officer or employee to rebut such allegations and affirmatively prove that he or she did not know about the announcement or event, which can make defending against such an allegation challenging.

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If the SEC or FINRA were to notice active options trading by one or more directors, executive officers or employees of the Company prior to an announcement, they would likely investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expenses for the persons involved. For all of these reasons, the Company prohibits directors, executive officers and employees from engaging in derivative transactions as described above involving Roivant’s common shares. This prohibition on hedging and derivative transactions does not apply to transactions in employee stock options granted by Roivant (which are otherwise subject to the terms of this Policy).

It is important that, in addition to strict compliance with applicable laws, Company personnel avoid any actions that have even the appearance of insider trading in securities. As a result, this Policy is intentionally broad and restrictive and intended to be maximally protective of the Company and each of its directors, executive officers and employees.

(c)       What is Inside Information?

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether non-public information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of such company’s securities (either up or down) or would likely be considered important, or “material,” by investors who are considering trading in that company’s securities. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you have any questions about whether certain information is inside information, please contact the General Counsel or another member of the Roivant legal team.

If you possess inside information about a company, including Roivant, a Roivant Group Company or a third party with whom Roivant is conducting business, you may not trade in such company’s securities, advise anyone else to do so or communicate inside information to anyone else (other than a Non-Covered Person in a manner consistent with applicable securities laws, rules and regulations) until you know that the information has been publicly disseminated (see below for information on what constitutes public dissemination) and as otherwise permitted by this Policy.

This means that in some circumstances, you may have to forgo a proposed transaction in a company’s securities, including securities of Roivant or a Roivant Group Company, even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.

“Trading” includes, but is not limited to, selling and purchasing securities of a company, engaging in short sales, transactions in any derivatives (including, but not limited to, put or call options) or any hedging transactions or transaction involving a pledge of securities.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

•	financial results or forecasts;

•	acquisitions or dispositions of assets, companies, etc.;

•	results of clinical trials or pre-clinical studies;

•	communications with government agencies;

•	strategic plans;

•	discovery and development of new product candidates;

•	licensing transactions;

•	negotiations to enter into certain transactions with third parties;

•	certain business development activities with third parties;

•	pending public or private sales of debt or equity securities;

•	declaration of share splits, dividends or changes in dividend policy;

•	major contract awards or cancellations;

•	top management or control changes;

•	possible tender offers or proxy fights;

•	significant write-offs;

•	significant litigation;

•	impending bankruptcy;

•	gain or loss of significant partners, customers or suppliers;

•	pricing changes or discount policies;

•	partner or collaborator relationships; and

•	notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or filing with the SEC or otherwise publicly available, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the date of public disclosure of the information in a national news medium. For example, if an announcement of inside information concerning a third-party company, of which you were aware, was made prior to trading on Thursday, then you may execute a transaction in the securities of that company on Friday (assuming such transaction is otherwise permitted by this Policy).

(d)       Who Does this Policy Apply To?

Due to the size of our organization, all directors, executive officers and employees of the Company may possess inside information regarding the Roivant Group Companies at one time or another. Therefore, all directors, executive officers and employees of the Company, along with any Specified Person (as defined below) (each, a “Covered Insider” and, collectively, the “Covered Insiders”), are subject to the requirements of this Policy.

For purposes of this Policy:

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a “Specified Person” is any (a) immediate family member of a Covered Insider, (b) individuals who share the same address as, or are financially dependent on, any Covered Insider, (c) individual, whether or not a family member, whose trades are subject to the direction of a Covered Insider and (d) entities whose trading activities are controlled by or influenced by any Covered Insider, including any controlled corporations, partnerships or trusts, are subject to the same restrictions as those of the Covered Insider himself or herself, in each case other than any Non-Covered Person.

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a “Non-Covered Person” is any entity (i) of which the Covered Insider is an employee, member or partner, (ii) that engages in the management of investment in securities for investment funds in the ordinary course of its business or is a managed fund of such person and (iii) that has confirmed to Roivant in writing that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws. For the avoidance of doubt, a Non-Covered Person shall not be considered a Covered Insider subject to this Policy, and it shall not be a breach of this Policy for a Covered Insider to recommend investments or be involved in the investment decision making of a Non-Covered Person in accordance with applicable securities laws, rules and regulations.

(e)       Requirements

Covered Insiders are subject to the following general obligations pursuant to this Policy:

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Nondisclosure. Material inside information must not be disclosed to anyone, except (i) to persons within the Company whose positions require them to know it or (ii) to persons outside the Company who are subject to a confidentiality obligation covering such inside information and as required in connection with bona fide Company business. No employee or director should discuss material inside information in public places.

•	Trading Window.

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Except as otherwise set forth in this Policy, trading in the securities of Roivant or of a Roivant Group Company by Covered Insiders is only permitted during the period (i) commencing one full trading day following an earnings release (or other applicable filing with the SEC) with respect to the preceding fiscal period by Roivant or the relevant Roivant Group Company, as applicable, and (ii) ending at the close of trading on the last calendar day of the last month of the then current fiscal quarter of Roivant or the relevant Roivant Group Company, as applicable (in each case, the “Window”).

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A notification will generally be provided to all Company personnel as to the opening and closing of the Window for both Roivant and each Roivant Group Company. However, all Covered Insiders are required to observe the restrictions set forth herein with respect to any trading outside of the Window even in the absence of such a notification.

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No trading by Covered Insiders in the securities of Roivant or a Roivant Group Company is permitted outside of the Window except with the prior review and approval of the Principal Executive Officer or General Counsel; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior review by the other.

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At times, the General Counsel may determine that it is appropriate not to permit trading even during the Window. The General Counsel is not obligated to provide an explanation for the limitation on trading and the unavailability of the Window itself may constitute material inside information that should not be communicated.

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However, a Covered Insider who is subject to the provisions of the insider trading policy of a Roivant Group Company may trade in the securities of such Roivant Group Company in accordance with the provisions of that Roivant Group Company’s insider trading policy, which will generally only permit transactions during that Roivant Group Company’s Window, even if those transactions occur outside of a Roivant Window. Any questions regarding whether such Roivant Group Company is in an open trading window should be directed to the General Counsel prior to engaging in such trade.

•	Trading in Roivant Securities.

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In addition to the Window requirements set out above, no Covered Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order, in Roivant’s securities when he or she has knowledge of material information concerning Roivant that has not been disclosed to the public.

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This restriction covers orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Roivant securities through a retirement account.

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The exercise of employee stock options is not subject to this Policy. However, Roivant securities that were acquired upon exercise of a stock option will be treated like any other security and may only be sold, including as part of a cashless or net exercise of stock options, by a Covered Insider in compliance with the Policy and the Window requirements, and while not in possession of material inside information.

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Any Covered Insider who possesses material inside information should wait until one full trading day has elapsed since the information has been publicly released, in addition to observing any other limitations imposed by this Policy, before trading.

•	There is no exception to this Policy, even for hardship to the Covered Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

•	Trading in Securities of a Roivant Group Company.

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In addition to the Window requirements set out above, no Covered Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order, in securities of a Roivant Group Company when he or she has knowledge of material information concerning such Roivant Group Company that has not been disclosed to the public.

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This restriction includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in securities of such Roivant Group Company through a retirement account.

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The exercise of employee stock options is not subject to this Policy. However, securities of a Roivant Group Company that were acquired upon exercise of a stock option will be treated like any other security, and may not be sold by a Covered Insider who is in possession of material inside information.

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Any Covered Insider who possesses material inside information should wait until one full trading day has elapsed since the information has been publicly released, in addition to observing any other limitations imposed by this Policy, before trading.

•	There is no exception to this Policy, even for hardship to the Covered Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

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Unless otherwise provided herein, this Policy does not apply to directors, officers and employees of a Roivant Group Company that has adopted an insider trading policy that (i) separately covers directors, officers and employees of such Roivant Group Company, (ii) is no less restrictive than this Policy and (iii) has been approved by the General Counsel; provided that for directors, officers and employees of a Roivant Group Company who are acting on behalf of Roivant, this Policy operates in conjunction with, and in addition to, the insider trading policy of such Roivant Group Company.

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Trading in Other Securities. No Covered Insider should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another corporation if the Covered Insider learns, in the course of his or her employment, confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws and this Policy if the Covered Insider learned confidentially through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

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Avoid Speculation. Investing in Roivant’s securities provides an opportunity to share in the future growth of the Company. But investment in Roivant and sharing in its growth does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of Roivant and its stakeholders. Although this Policy does not mean that Covered Insiders may never sell shares, the Company encourages Covered Insiders to avoid frequent trading in Roivant’s common shares. Speculating in Roivant securities is not part of the Company culture.

(f)         Pre-Clearance Requirements.

The “Pre-Clearance Group” consists of (i) directors and executive officers of the Company, their assistants and household members, in each case who are Covered Insiders, (ii) such Company personnel designated by the General Counsel or Roivant’s Chief Accounting Officer as having access to material financial information and (iii) such other persons as may be designated from time to time and informed of such status by the General Counsel. All members of the Pre-Clearance Group must obtain pre-clearance for trades from the General Counsel. Note that at any time, the General Counsel may decline to pre-clear a requested trade, even during the Window. The General Counsel is not obligated to provide an explanation for the limitation on trading.

If granted, pre-clearance will remain valid, unless earlier revoked, through the close of trading two (2) full business days following the day on which it was granted. If the pre-cleared transaction does not occur during the two business day period, pre-clearance must be re-requested.

(g)        10b5-1 Plans

The restrictions set forth in subsections (e) and (f) above do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 (“10b5-1 Plans”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, Pre-Clearance Group members may not enter into, modify or terminate a 10b5-1 Plan relating to securities of the Roivant Group Companies without the prior approval of the General Counsel, which will generally only be given during a Window period. For more details on the requirements of 10b5-1 Plans, please refer to “Rule 10b5-1 Plan Requirements” in Annex A.

(h)        Gifts

Gifts of Roivant securities or other transactions in Company securities, including estate planning activities, that involve transfers of securities for no consideration, should only be made (i) when you are not in possession of material non-public information and (ii) when the Window is open in the case of a Covered Insider. In that respect, gifts and other transfers of Roivant securities for no consideration are subject to the same restrictions under this Policy as other transactions in Roivant securities.

(i)         Employee Stock Purchase Plans

Covered Insiders may participate in the Roivant Sciences Ltd. Employee Stock Purchase Plan (the “ESPP”), subject to the terms and limitations set forth in the ESPP and this Policy. This Policy does not apply to automatic periodic purchases of Roivant’s common shares under the ESPP through payroll deductions.

This Policy does apply, however, to (i) any elections by Covered Insiders to enroll in the ESPP or any offering period thereunder (other than any automatic renewals under the ESPP), (ii) any participation elections or changes permitted under the ESPP for any offering period, including, without limitation, payroll deduction elections (including elections to change deductions for current or future offering periods) or elections to withdraw from the ESPP, and (iii) the sale of any Roivant securities acquired under the ESPP. Accordingly, Covered Insiders may only engage in one of these restricted actions during a Window and, in the case of the Pre-Clearance Group, only during a Window and after obtaining pre-clearance from the General Counsel.

3.              Duration of Policy’s Applicability

This Policy may continue to apply to your transactions in the securities of the Roivant Group Companies or the securities of other public companies engaged in business transactions with the Company even after your directorship, holding office or employment  with the Company has terminated. Namely, if the Company determines that you are in possession of material non-public information when your relationship with the Company concludes, you are still subject to the restrictions contained in this Policy through the date that is one full trading day after the date the Company files its next Form 10-K or Form 10-Q (or earlier discloses such inside information), provided that you remain responsible for your compliance with applicable securities laws at all times, including even after your directorship, holding office or employment with the Company has terminated.

4.              Penalties

Anyone who effects transactions in the securities of the Roivant Group Companies or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company including termination of employment or other service relationship. A Covered Insider who has questions about this Policy should contact the General Counsel.

5.              Certification

All Covered Insiders must certify his or her understanding of, and intent to comply with, the procedures set forth in this Policy at such times as may be requested by the General Counsel.

6.              Policy Administration

The General Counsel, or his or her delegate, shall have the authority to interpret the provisions of this Policy and make determinations with respect thereto that shall be binding on all Covered Insiders. In addition, the General Counsel, or his or her delegate, shall have the authority from time to time to grant exceptions to the provisions of this Policy consistent with applicable law.

7.            Other Limitations on Securities Transactions Involving Unregistered Securities, or Transactions Involving Directors, Executive Officers, Affiliates, or Five Percent Shareholders of the Company

(a)       Public Resales – Rule 144.

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales of securities by directors, executive officers and other control persons of a company (known as “affiliates”), whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether a company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. This section discusses the treatment of Roivant securities.

1.  Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the Roivant securities from someone other than Roivant or its affiliate, the holding period of the person from whom the seller acquired such Roivant securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.  Current Public Information. Current information about Roivant must be publicly available before the sale can be made. Roivant’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of Roivant (and has not been an affiliate for at least three months) and one year has passed since the Roivant securities were acquired from Roivant its affiliate (whichever is later), the seller can sell such Roivant securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore   subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months.

3.  Volume Limitations. The amount of debt securities that can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.  Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.  Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000 (see “Filing Requirements,” below).

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift under Rule 144. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

(b)        Private Resales.

Roivant directors and executive officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter's allotment. Private resales raise certain documentation and other issues and must be reviewed in advance by the General Counsel.

(c)        Restrictions on Purchases of Roivant Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts Roivant or any of its affiliates from buying Roivant stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. If you are an affiliate of the Company, you should consult with the General Counsel if you desire to make purchases of Roivant stock during any period that Roivant is conducting an offering or buying shares from the public.

(d)        Disgorgement of Profits on Short-Swing Transactions – Section 16(b).

Section 16 of the Exchange Act applies to directors and executive officers of a company and to any person owning more than ten percent of any registered class of a company’s equity securities. The section is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of such company’s equity securities (see “Filing Requirements”, below). Section 16(b) requires insiders to disgorge to such company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits insiders from engaging in short sales (see “Prohibition of Short Sales,” below).

Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of Roivant’s equity securities within a period of less than six months) must be disgorged to Roivant upon demand by Roivant or a stockholder acting on its behalf. By law, Roivant cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.

The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, Roivant executive officers and directors are strongly urged to consult with the General Counsel, prior to engaging in any transaction or other transfer of Roivant equity securities regarding the potential applicability of Section 16(b).

(e)         Prohibition of Short Sales.

Under Section 16(c), insiders are prohibited from effecting “short sales” of the company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), Company personnel are prohibited from selling Roivant’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.

(f)         Filing Requirements.

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Form 3, 4 and 5. Under Section 16(a) of the Exchange Act, insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the company’s equity securities. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of such company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction (including reporting the donation of Roivant equity securities). Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) by an insider must be reported. Thus, such transactions as gifts ordinarily are reportable. Moreover, an executive officer or director who has ceased to be an executive officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider.

The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Roivant equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of Roivant beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, Roivant is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all Roivant directors and executive officers must notify the General Counsel, prior to any transactions or changes in their or their family members’ beneficial ownership involving Roivant stock and are strongly encouraged to avail themselves of the assistance available from the General Counsel’s office in satisfying the reporting requirements.

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Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to Roivant within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

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Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Annex A

Rule 10b5-1 Plan Requirements

All Company personnel who may come into possession of material non-public information from time to time during the course of their job responsibilities are encouraged to execute trades in Roivant securities through a plan established pursuant to SEC Rule 10b5-1 (a “Trading Plan”) approved by the Company in accordance with these requirements. Unless otherwise defined, capitalized terms used in this Annex A have the meaning given to those terms in Roivant’s Insider Trading Policy.

Establishing a Trading Plan

To help establish and maintain the affirmative defense that the Trading Plans provide, a director, executive officer or employee may only enter into a Trading Plan in good faith (a) during a Window and (b) when he or she is not in possession of material non-public information. All purchases and sales under the Trading Plan must be made in accordance with the terms of the Trading Plan.

Mandatory Waiting (“Cooling Off”) Period Before Trades

A mandatory Cooling Off period is the time between the date the Trading Plan is adopted or modified and the date of the first possible trade under the Trading Plan thereafter. After establishing or modifying a Trading Plan, the earliest date on which trades may commence shall be:

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for Roivant directors and executive officers only—the later of (a) 90 days following the date a Trading Plan is adopted or modified and (b) two business days following the filing by Roivant of a Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or modified, but in no event later than 120 days following the date a Trading Plan is adopted or modified; and

•	for all other Company personnel—at least 30 days following the date a Trading Plan is adopted or modified.

As noted above, most modifications to a Trading Plan will result in the imposition of a new Cooling Off period prior to which trades under the Trading Plan may take place. For more information, see “Modification and Termination of a Trading Plan” below.

Form of Plan and Broker

Company personnel are required to use a form of Trading Plan from a broker that has been pre-approved by the General Counsel. For Roivant’s directors and executive officers only, any Trading Plan established or modified after the effective date of Roivant’s Insider Trading Policy must include a certification to Roivant in writing, which can be made as part of establishing the Trading Plan, that he or she (a) is not aware of any material non-public information concerning Roivant and (b) is adopting the Trading Plan in good faith and not as part of a plan to evade the prohibition against insider trading. Upon request, Roivant legal can provide further information on form Trading Plan documentation and required certifications.

Length of Plan

Unless otherwise determined by the General Counsel, Trading Plans shall have a minimum term of six months and a maximum term of three years.

Modification and Termination of Trading Plan

An individual who enters into a Trading Plan must act in good faith. As a result, individuals with Trading Plans are strongly discouraged from modifying or terminating Trading Plans, as the effectiveness of the Trading Plan as an affirmative defense against insider trading is weakened by a pattern of plan changes. Any modification may be implemented only in good faith during a trading Window and when the person executing such Trading Plan is not in possession of material non-public information concerning Roivant and with the prior approval of the General Counsel or his or her designee. Trading under a modified Trading Plan shall not commence until the applicable Cooling Off period specified above has concluded, except that certain modifications to a Trading Plan that do not change the pricing, amount of securities or timing of trades, or where a broker executing trades on behalf of the insider is substituted by a different broker (so long as the purchase or sales instructions remain the same) will generally not require trigger a new Cooling Off period. Reactivation of a suspended Trading Plan will require compliance with the applicable Cooling Off period described above.

The Termination of a Trading Plan is only permitted with the prior approval of the General Counsel or his or her designee. Entry into a subsequent Trading Plan by an individual who earlier terminated his or her Trading Plan is subject to both the prior approval by the General Counsel or his or her designee and a new Cooling Off period.

Trading Outside of Plans

Once a Trading Plan is established, trading outside the Plan is strongly discouraged and is otherwise subject to the requirements set forth in Roivant’s Insider Trading Policy. Trading outside a Trading Plan may call into question whether the insider acted in good faith as required by Rule 10b5-1.

Multiple Plans

Multiple overlapping Trading Plans are prohibited by SEC rules, except in certain cases involving: (i) a series of separate contracts with different brokers, which may be treated as a single plan so long as the contracts taken together meet certain conditions; (ii) the adoption of a later Trading Plan if trading under a later commencing plan does not start until all trades under earlier-commencing plans expire or are completed, without being terminated; or (iii) a separate plan for purposes of limited “sell-to-cover” transactions under which the insider instructs his or her broker to sell securities to satisfy tax withholding obligations in connection with the vesting of incentive compensation, except in the case of sell-to-cover in connection with option exercises.

As a result, unless otherwise determined by the General Counsel, Company personnel may only have one active Trading Plan in place at a time. A single Trading Plan can incorporate multiple trading strategies.

Legal Department Approval

A Trading Plan may not be entered into, modified or terminated without the prior approval of the General Counsel or his or her designee.

Other Requirements

Trades under Trading Plans remain subject to Section 16 reporting and reporting under Form 144, as applicable.